Exhibit 3.89
KDI PRECISION MANUFACTURING
CORPORATION
* * * * * * * * * * * * * * * ** * * * * * * * * * *
CERTIFICATE
OF
INCORPORATION
* * * * * * * * * * * * * * * ** * * * * * * * * * *
Organized under the laws of the
STATE OF DELAWARE

CERTIFICATE OF INCORPORATION
of
KDI PRECISION MANUFACTURING CORPORATION
     1. The name of the corporation is KDI PRECISION MANUFACTURING CORPORATION.
     2. The address of the corporation’s registered office in Delaware is 100 West Tenth Street, City of Wilmington, County of New Castle. The Corporation Trust Company is the corporation’s registered agent at that address.
     3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
     Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the corporation shall have the purpose, object and power to manufacture and sell slip rings, brush blocks, relays and other electronic equipment.
     4. The corporation shall have authority to issue 1,000 shares of Common Stock of the par value of $1.00 each.
     5. The Board of Directors shall have the power to make, alter or repeal the by-laws of the corporation.
     6. To the full extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended from time to time, the corporation shall indemnify all persons whom it may indemnify pursuant thereto.
     7. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or

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stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stock-holders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.
     8. The name and mailing address of the incorporator is:

Name	Mailing Address
Farrell O’Brien	277 Park Avenue
New York, New York
     IN WITNESS WHEREOF, I have hereunto set my hand, the 24th day of November, 1967.

/s/ Farrell O’Brien
Farrell O’Brien

Delaware	PAGE 1
The First State

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)
     BE IT REMEMBERED that on this 27th day of November, 1967, personally came before me, FREDERICK FARRAN, a Notary Public in and for the County and State aforesaid, FARRELL O’BRIEN the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said Certificate to be the act and deed of the signer, and that the facts therein stated are true.
     GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Frederick Farran
Frederick Farran
[Notarial Seal]

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
KDI Precision Products, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by written consent without a meeting, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation:
     RESOLVED, that Paragraph 1 of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:
“1. The name of the corporation is L-3 Fuzing and Ordnance Systems, Inc.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     FOURTH: That this Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective on December 31, 2008 at 11:58 pm.
IN WITNESS WHEREOF, said KDI Precision Products, Inc., has caused this certificate to be sied by Christopher C. Cambria, its Vice President and Secretary, this 19th day of December, 2008.

KDI Precision Products, Inc.,

By	/s/ Christopher Cambria Christopher C. Cambria
Vice President and Secretary